EXHIBIT 99.1

Contact:	Jon F. Weber President and Chief Financial Officer (914) 242-7700
AMERICAN REAL ESTATE PARTNERS, L.P. FILES AMENDMENT TO ANNUAL
REPORT ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 2005
FOR IMMEDIATE RELEASE
Mount Kisco, New York, March 31, 2006 - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today filed an amendment to its annual report on Form 10-K for the fiscal year ended December 31, 2005 to include Schedule I Condensed Financial Information of Parent as an amendment. The Schedule I was filed timely as planned, within 30 days of the filing of the Form 10-K. In addition, AREP is amending, concurrent with the Schedule I filing, the Consolidated Statement of Cash Flows that was included in the 2005 Form 10-K filed on March 16, 2006. AREP has determined that certain transactions in its statements of cash flows related to the sales of securities not yet purchased, or “short sales,” and the classification of trading securities should be included in cash flows from operating activities rather than in cash flows from investing activities, as previously reported in the 2005 Form 10-K. The changes had no impact on any balance sheet or income statement amount or any cash balance.
For 2005, as a result of these changes, net cash provided by operating activities was $219.9 million instead of the previously reported $247.4 million. Cash flows used in investing activities for 2005 were $1,152.9 million instead of the previously reported $1,180.3 million. For 2004, net cash provided by operating activities was $164.0 million instead of $97.0 million, as reported in the 2005 Form 10-K. Cash flows used in investing activities for 2004 were $341.3 million instead of $274.3 million, as reported in the 2005 Form 10-K. These changes are to AREP’s 2005 Form 10-K only and do not relate to its previous reports.
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AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include Oil & Gas Exploration and Production; Gaming; Real Estate; and Home Fashion.
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to our real estate activities including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties , and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.